Exhibit 10.1

Strictly Private and Confidential
January 3, 2025

Eric Roegner

-- delivered electronically --

Appointment as Executive Vice President, Integration and Special Projects

Dear Eric,

I am pleased to provide this letter confirming your appointment as Executive Vice President, Integration and Special Projects, effective 1 January 2025, and reporting to Ian Wilson, Executive Vice President, Strategy & Development. All other terms set forth in your employment agreement dated 28 August 2018 continue to apply.

At the time of any company-initiated termination except for cause Amcor will, consistent with the treatment of other terminations, seek the approval of good leaver treatment of your incentives from the Amcor Board.

Please sign below to indicate your acceptance of the terms described in this letter.

By:	/s/ Peter Konieczny
Peter Konieczny
CEO

Agreed to this 3rd day of January, 2025

By:	/s/ Eric Roegner
Eric Roegner

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